Exhibit 10.1

AMENDMENT TO CHANGE IN CONTROL ARRANGEMENTS WITH CERTAIN NAMED EXECUTIVE OFFICERS

On September 11, 2009, the Company’s Board of Directors authorized a modification to the change in control payments to two executive officers if a sale of the Company’s assets to two specific potential buyers closed in 2009. Previously, these two officers were to receive 18 months severance if their employment was terminated without cause in connection with a sale of the Company’s assets to either of two specific buyers that closed in 2009. Under the new change in control arrangements, Mr. Rohin Malhotra and Mr. Adam Pliska will each receive 18 months of severance if they are terminated without cause in connection with the closing of a sale of the Company’s assets pursuant to the Company’s currently-contemplated transaction with a subsidiary of PartyGaming PLC, Peerless Media Ltd., or any subsequent topping offer that leads to the closing of a similar transaction.